                                                                     EXHIBIT 6.f


      The Company has entered into agreements with 21 malls managed by Urban Retail Properties Company. The following list describes each mall. Following the list is a form of common agreement for each mall.


                  Urban (21 Centers) Contract Term - [**] Year

Property Name                       Location
-------------                       --------
Brandon TownCenter                  Brandon, FL
Century City Shopping Center        Los Angeles, CA
Citrus Park Town Center             Citrus, FL
Clackamas Town Center               Clackamas, OR
Copley Place                        Boston, MA
Fashion Place                       Plantation, FL
Fox Valley Center                   Aurora, IL
Galleria At Roseville               Roseville, CA
Hawthorn Center                     Vernon Hills, IL
Hickory Ridge Mall                  Memphis, TN
Louis Joliet                        Joliet, IL
MainPlace Santa Ana                 Santa Ana, CA
Oakbrook Center                     Oak Brook, IL
Old Orchard                         Skokie, IL
Penn Square                         Oklahoma City, OK
900 North Michigan                  Chicago, IL
Stratford Square                    Bloomingdale, IL
Valencia Town Center                Valencia, CA
Water Tower Place                   Chicago, IL
Wolfchase Galleria                  Memphis, TN
Woodland Hills                      Tulsa, OK


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                     PURCHASE AGREEMENT AND SERVICE CONTRACT

      THIS AGREEMENT (the "Agreement") is entered into effective as of ___________________, 2000 (the "Effective Date") by and between NEIGHBORHOOD BOX OFFICE, INC., a Utah corporation ("NBO") with its principal place of business at 136 South Main Street, Suite 600, Salt Lake City, Utah 84101 and URBAN ROSEVILLE LLC, a Delaware limited liability company ("Owner"), with its principal place of business at 900 N. Michigan Avenue, Chicago, Illinois 60611-1957.

                                    RECITALS:

      A. WHEREAS, NBO is in the business of developing, marketing, owning and operating remote gift certificate distribution systems (the "Network");

      B. WHEREAS, Owner is the owner of the improvements located at The Galleria At Roseville, located at 1151 Harding Boulevard, in Roseville, California (the "Center");

      C. WHEREAS, NBO and Owner desire to enter into a relationship whereby NBO will make available and install its remote gift certificate distribution machine (a "Counter Unit") in the Center; and

      D. WHEREAS, a gift certificate represents an interest in funds held for the benefit of holder of the gift certificate until redemption for merchandise.

      NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises, covenants, and agreements set forth hereinafter, and for other good and valuable consideration, the parties agree as follows:

      1. COUNTER UNIT. Owner hereby grants NBO the right to offer, issue and distribute through its Counter Unit, via the Internet and by telephone to retail and corporate or consumer users, gift certificates redeemable at the retail establishments located within the Center only. Following NBO's installation of the Counter Unit at the Center, the equipment comprising the Counter Unit shall be and remain the personal property of Owner.

      2. INSTALLATION. NBO will install the Counter Unit at a location in the Center designated by Owner in its sole discretion, within ninety (90) days following the Effective Date of this Agreement. Owner will provide electrical and telephone service connections to the Counter Unit, at Owner's sole cost and expense. [OWNER WILL ALSO BE RESPONSIBLE FOR ALL MONTHLY TELEPHONE UTILITY EXPENSES INCURRED IN THE OPERATION OF THE COUNTER UNIT AT THE CENTER, CHARGES SHALL BE LIMITED TO THE LOCAL TELEPHONE LINE PROVIDED BY THE AREA PHONE SERVICE PROVIDER AND THE INTERNET SERVICE PROVIDER (ISP).] Any other alternative service connection will be mutually agreed upon.

      3. FEES. Owner will pay to NBO the sum of [**] Dollars ([**]) for the Counter Unit installed by NBO within thirty (30) days following the installation of the Counter Unit at the Center.

      4. ADDITIONAL COUNTER UNIT. NBO will install an additional Counter Unit at the Center at Owner's request, for the months of November and December of any year during the Term (as defined hereinafter). The terms of this Agreement shall be applicable to such temporary installation, with the exception that Owner will pay NBO $[**] for such temporary installation, as well as all shipping fees incurred to deliver the Counter Unit to Owner and to return the Counter Unit to NBO. In the event Owner elects to rent the additional Counter Unit from NBO, Owner must notify NBO no later than the July 31

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

immediately preceding the November in which Landlord requires such additional installation in order for such election to become effective.

      5. SERVICE AND WARRANTY. NBO will maintain and repair the Counter Unit in a good and safe working order and condition, and in accordance with manufacturer's recommended instructions and procedures and the requirements of any applicable insurance or manufacturer's warranty and of any governmental authority having jurisdiction over the Counter Unit during the Term of this Agreement. NBO will provide, at its own expense, all service, inspection, substitutions, materials and labor necessary for the proper use, repair, operation and maintenance of the Counter Unit. In addition, NBO will provide technical support, as well as training of Owner's employees, agents and contractors in all aspects of the use of the Counter Unit, at all times during the Term of this Agreement. All obligations of NBO under this Paragraph 5 shall continue during any extension of this Agreement. NBO warrants that repair and maintenance performed by NBO under this Agreement will be performed competently and in accordance with industry practices, and the Counter Unit and service parts furnished by NBO will be free of defects in material and manufacture upon installation thereof at the Center.

      Owner will grant to NBO personnel full and free access to the Counter Unit to provide installation, operation, maintenance, repair and training services (subject to Owner's security regulations), including, but not limited to, telephone and electrical service and all related wiring and necessary systems related thereto.

      6. TERM. The term of this Agreement shall commence on __________________, 2000 (the "Commencement Date") and shall terminate on ___________________________ (the "Termination Date"), unless earlier terminated by Owner, in its sole discretion, including, but not limited to, in accordance with the terms and provisions of Paragraphs 15 or 18 of this Agreement. Owner shall also have the option to extend the original Term for two (2) one-year periods upon written notice to NBO given no less than sixty (60) days prior to the expiration of the then current Term.

      7. GIFT CERTIFICATES. NBO will supply Owner with blank gift certificate paper stock. Owner will be responsible for monitoring the supply of the certificates at the Counter Unit and for the restocking of the Counter Unit with additional stock of the certificates to be supplied by NBO. NBO will supply such stock upon the request of Owner, at no additional cost to Owner. Each gift certificate shall bear a legend that states:

        This gift certificate represents an interest in funds held for the benefit of the holder of this gift certificate until redemption for merchandise. Interest on such funds shall be paid to Neighborhood Box Office, Inc., for administrative services.

    The gift certificates to be dispensed through the Counter Unit will be in the form of an executable bank check that can be redeemed for merchandise or services at any retail establishment in the Center and deposited into the account of such retail establishment. The design of the gift certificate shall be determined by NBO provided the same is reasonably acceptable to Owner. Upon notice from Owner not more often than one time per year, NBO shall change the appearance of the gift certificate, provided NBO shall not be required to change the paper stock it uses. Owner shall refer all inquiries regarding the gift certificates to NBO. NBO shall arrange for a reputable bank to process the gift certificate transactions (i.e., deposit into a segregated account the funds in connection with the gift certificates and transfer of such deposited funds to the retail establishments upon redemption of the gift certificates) as further described in the Banking Terms, attached hereto as Exhibit A and made a part hereof, and any and all bank processing fees shall be paid in accordance with the Banking Terms. NBO will establish the bank accounts in accordance with the Banking Terms. All bank accounts established pursuant to this Agreement in which funds for redemption of gift certificates are held shall clearly indicate that NBO and Owner have no ownership interest in such funds deposited in the accounts and that such funds are for the benefit of the holders of gift certificates, subject to redemption and applicable abandoned property and escheatment laws. NBO shall retain all interest and other income earned on the bank accounts described in the Banking Terms as a fee for services rendered to the holder of the gift certificate in connection with the issuance, processing redemption and other administration of the gift certificates. All gift certificates will be issued through the Counter Unit using a credit card or standard debit card or by payment of cash. NBO will guarantee the redemption funds to the retail establishments as long as said establishment follows the gift certificate redemption procedures. Such redemption procedures shall be mutually agreed upon by Owner and NBO and provided in writing to participating retail establishments in the Center by NBO. NBO shall be solely responsible for resolving any disputes which may arise with any retail establishment with respect to the gift certificates. Neither NBO nor Owner has any interest in any of the funds received through the use of the Counter Unit other than the payment of fees as provided herein or in any other agreement between Owner and NBO. NBO, at its sole cost and expense, shall secure all necessary permits, authorizations and approvals which may be required by any and all governmental authorities with respect to the installation, use and operation of the Counter Unit, and shall at all times comply with all governmental rules, regulations, ordinances, statutes and laws now, or hereinafter in force, pertaining to the Counter Unit and NBO's installation, maintenance and repair thereof.

      8. CREDIT CARD FEES. Owner agrees to pay all credit card fees for transactions at the Counter Unit, including via the Internet and in connection with corporate orders, paid for by nationally recognized credit card companies as have been approved by Owner in its sole discretion. Credit card fees charged by any credit card companies which have not been approved by Owner shall be payable by NBO in their entirety. NBO will bill Owner on a monthly basis for such credit card fees, and Owner shall pay such amount within thirty (30) days following its receipt of the invoice. NBO agrees to submit such backup documentation as Owner may reasonably require in order to verify such fees.

      9. ACCOUNTING REQUIREMENTS FOR GIFT CERTIFICATE FUNDS. NBO shall reimburse all redeemed gift certificates in accordance with this Agreement, and as set forth in the Banking Terms, and shall administer all refunds in accordance with and as set forth in the Banking Terms. Any breach by NBO or any of its Affiliates (as defined hereinafter) of the Banking Terms, or any similar agreement affecting any account into which the funds from the issuance of any gift certificates has been deposited, shall be deemed an Event of Default under this Agreement, and Owner shall be entitled to exercise any and all of its remedies under this Agreement, as well as all remedies available to Owner at law or in equity. In addition, any funds attributable to unredeemed gift certificates shall be forfeited to the appropriate governmental authority, under the applicable state abandoned property or escheat laws. This provision shall survive the termination of this Agreement and Owner shall retain a continuing right to audit NBO's books and records with respect to this Agreement.

      10. COMPETING BUSINESS. Owner shall not allow a Competing Business (as hereinafter defined) to operate in the Center during the Term of this Agreement. A "Competing Business" shall mean a kiosk or other facility or operation, which issues and sells gift certificates from counter units or via the Internet, to corporate or consumer users for purchases in the Center. In no event shall the issuance of gift certificates by retail establishments or by any automated teller machines in the Center be deemed a Competing Business.

      A Competing Business shall be considered to be operating with Owner's consent only if: (i) Owner after the date of this Agreement entered into a lease or other occupancy agreement with the tenant in question expressly permitting it to engage in the Competing Business, or (ii) Owner's consent is required for any change to a tenant's permitted use and Owner can withhold consent without being required to be reasonable, and Owner consents, after the date of this Agreement, to change such use to permit such tenant to be a Competing Business. A Competing Business shall not be considered to be operating with Owner's consent if the Competing Business has been permitted to assume a lease or operate its business based upon or as a result of a bankruptcy, insolvency, or similar action or if the Competing Business has been permitted to operate as the result of an action or order by a court.

      11. INTERNET ACCESS TO GIFT CERTIFICATES. NBO will arrange, at its sole cost and expense, for patrons at the Center to procure mall gift certificates from Owner's internet website. Any costs incurred in connection with establishing such service shall be the obligation of NBO. Notwithstanding the foregoing, Owner shall bear the programming charge regarding establishing a connection to "PC Menu" in connection with use of the Counter Unit.

      12. ADVERTISING. NBO shall have the right to engage in an on-going program of advertising and promotion of the Counter Units at the Center to tenants at the Center, retail customers, corporate customers and Internet customers of the Center. Owner agrees to continue its current advertising program for mall gift certificates at the Center, and agrees to use reasonable efforts to assist NBO, so long as same is at no cost to Owner, in its advertising and promotion of the Counter Units as set forth above. NBO will include a statement in all marketing material to tenants at the Center that all obligations in connection with the issuance and redemption of the gift certificates are the obligations solely of NBO, and that Owner has no obligations, monetary or otherwise, in the redemption process involved in connection with the gift certificates.

      13. SIGNAGE. NBO shall not inscribe, paint or affix any sign, advertisement, display or notice on any part of the Center or the Counter Unit except for a sign identifying the Counter Unit as a gift certificate machine which sign shall be subject to Owner's prior approval.

      Owner shall have the right to prohibit any sign, advertisement, display or notice of NBO wherever appearing which in Owner's opinion tends to impair the reputation or appearance of the Center or is otherwise offensive or improper, and upon written notice from Owner, NBO shall discontinue or remove such sign, advertisement, display or notice. NBO shall promptly remove any sign which is other than as set forth above, upon receipt of written notice from Landlord, failing which Landlord may remove such sign, advertisement, display or notice at Tenant's expense. NBO shall not use the name of the Center for any purpose other than as the address of the business conducted by NBO at the Center.

      14. INSURANCE; INDEMNITY.

            (a) NBO shall obtain and maintain, during the entire Term hereof, commercial general liability insurance coverage, including broad form contractual liability and completed operations coverage with limits of liability for personal injury to or death of persons and damage to or loss or destruction of property with a single limit of not less than $2,000,000 per occurrence. All insurance required hereunder shall be provided by responsible insurers rated at least A and X in the then current edition of Best's Insurance Guide and shall be licensed in the State in which the Center is located. NBO's insurance shall be primary, and any insurance maintained by Owner or any other additional insureds hereunder shall be excess and noncontributory.

            (b) NBO shall provide Owner with a certificate of insurance naming Owner, Owner's managing agent ("Agent") and such other parties as Owner may from time to time designate as additional insureds and showing the required insurance coverage is in full force and effect at all times during the Term hereof and, when requested by Owner, evidence that all premiums for such coverage have been paid in full. The certificate shall provide that coverage shall not be cancelled or reduced without thirty (30) days' prior notice to Owner. All insurance shall be issued by reputable companies licensed in the State in which the Center is located.

            (c) NBO shall indemnify, defend and hold harmless Owner, Agent and their respective present and former general and limited partners, members, affiliates, trustees, beneficiaries, directors, officers, agents and employees from and against any claims, demands, losses, damages, injuries, liabilities, expenses, judgments, liens, encumbrances, orders and awards, together with reasonable attorneys' fees and expenses arising out of the ownership or operation of the Counter Unit, including, without limitation, those arising on account of (i) injury to (including, without limitation, advertising and libel injury) or death of any person, including agents and employees, (ii) loss of or damage to property, (iii) claims of subcontractors, suppliers or workmen, (iv) royalties, license fees and claims for patent and copyright infringement, and
(v) claims against Owner for indemnity or contribution arising by reason of any of the foregoing.

      15. DEFAULT.The following shall be an "Event of Default" hereunder: (i) NBO shall default in fulfilling any covenant contained in this Agreement, including, but not limited to, NBO's failure to reimburse retail establishments at the Center for redeemed gift certificates, and such default shall continue unremedied for a period of thirty (30) days after receipt of notice by NBO specifying the default or if such default cannot reasonably be cured within a period of thirty (30) days, if NBO shall have failed to commence the cure of such default within the thirty (30) day period and thereafter diligently prosecute same to completion within a reasonable time thereafter not to exceed ninety (90) days, (ii) (a) NBO makes any general assignment for the benefit of creditors, (b) a petition to have NBO adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy or insolvency is filed by or against NBO (unless, in the case of a petition filed against NBO the same is dismissed within sixty (60) days), (c) a trustee or receiver is appointed to take possession of substantially all of NBO's assets or of NBO's interest in this Agreement, where possession is not restored to NBO within thirty (30) days, (d) substantially all of NBO's assets or NBO's interest in this Agreement are subject to attachment, execution or other judicial seizure,
(e) a meeting of NBO's creditors or any class thereof is convened for the purpose of effecting a moratorium upon or composition of its debt or (f) NBO is insolvent or admits its inability to pay its debts as they mature or (iii) there is a default beyond any applicable cure period, if any, by NBO or any affiliate of NBO under any other lease or agreement with Owner or its beneficiary, if applicable, or any Affiliate (as hereinafter defined) of Owner or its beneficiary, if applicable. Upon the occurrence of an Event of Default, Owner may terminate this Agreement. Failure by NBO to comply with the same term or condition of this Agreement on two (2) occasions (after notice thereof on each such occasion) during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve (12) month period, at Owner's option, to constitute an incurable Event of Default, thereby entitling Landlord to immediately terminate this Agreement. The notice and cure period provided herein are in lieu of, and not in addition to, any notice and cure periods provided by law. For purposes hereof, an "Affiliate" of Owner shall mean any entity controlled by, controlling or under common control with Owner, Owner's beneficiary or any majority partner in Owner or Owner's beneficiary. NBO's obligations under this Agreement accruing prior to any termination hereof shall survive such termination.

      16. LIMITATION OF OWNER'S LIABILITY. Any liability of Owner for the purposes hereof (including without limitation Owner's and its beneficiary's partners, members, directors, officers, affiliates, agents and employees) to NBO shall be limited to the interest of Owner in the Center and NBO agrees to look solely to such interest for the recovery of any judgment, it being intended that Owner shall not be personally liable for any deficiency or judgment.

      17. NOTICES. Notices and demands required or permitted to be given hereunder shall be in writing given by personal delivery, overnight courier or be sent by certified mail, return receipt requested, addressed, if to Owner, at the address of Owner listed in Paragraph 1 above and to the Center at the address listed in Paragraph 1 above, Attn: Management Office, or such other address as Owner may designate by notice to NBO from time to time, and, if to NBO, at the address of NBO listed in Paragraph 1 above. Notices and demands shall be deemed to have been given when mailed or deposited with the overnight courier or, if made by personal delivery, then upon such delivery.

      18. OWNER'S RIGHT TO PERFORM. If NBO shall fail to comply with and perform any of NBO's obligations herein contained and an Event of Default shall have resulted from such failure, then Owner shall have the right, but not be obligated, to perform any such obligations, and NBO shall pay to Owner on demand, as additional rent, a sum equal to the amount expended by Owner in the performance of such obligations.

      19. TRANSFER BY OWNER. In the event Owner conveys its interest in the Center to another person or entity, Owner shall assign this Agreement to the transferee. Upon such conveyance and assignment, Owner will thereafter no longer have any liability hereunder. Owner's liability hereunder shall be limited to Owner's interest in the Center, and NBO agrees that Owner, Agent and their respective partners of such partners, officers, affiliates, directors, trustees, beneficiaries, and shareholders shall have no personal liability hereunder.

      20. MISCELLANEOUS. Owner reserves the right at any time to; change the location or character of or make alterations in or additions to the common areas or other parts of the Center and otherwise alter, repair or reconstruct or change the common areas or other parts of the Center. The failure of Owner to insist upon performance by NBO of any of the terms, conditions and covenants hereof shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained. All obligations (including indemnity obligations) herein shall survive the expiration of this Agreement. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. This Agreement shall be construed in accordance with the laws of the state in which the Center is located. The submission of this Agreement for examination or execution does not constitute an offer and this Agreement shall become effective only upon execution by Owner and delivery thereof to NBO.

      This Agreement contains all of the agreements between the parties hereto or their successors in interest with respect to the subject matter hereof. The terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon the parties, and their respective permitted successors and assigns. Neither party shall record this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]









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


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                    OWNER:

                                    URBAN ROSEVILLE LLC,
                                    a Delaware limited liability company

                                    By:  Urban Retail Properties Co.,
                                         as Agent


                                         By:
                                              -------------------------------
                                         Name:
                                                -----------------------------
                                         Title:
                                                 ------------------------------

                                    NBO:

                                    NEIGHBORHOOD BOX OFFICE, INC.,
                                    a Utah corporation


                                    By:
                                       -----------------------------------------
                                    Name:  Keith A. Guevara
                                    Its:   Chairman/CEO

                                    EXHIBIT A

                                  Banking Terms


        ATTACHED TO AND FORMING A PART OF PURCHASE AGREEMENT AND SERVICE CONTRACT DATED AS OF _____________________, 2000, BY AND BETWEEN
            NEIGHBORHOOD BOX OFFICE, INC., AND URBAN ROSEVILLE LLC.

After the Effective Date, NBO and Owner shall take the following actions and implement the following procedures relating to the establishment, maintenance and operation of certain bank and investment accounts described below.

1. Funds from Issuance of Gift Certificates. Under Section 7 of the Agreement, Owner shall collect cash, personal bank checks, credit card Funds and debit card credits (collectively, "Funds") in connection with issuances ("Issuances") of Center gift certificates through the Counter Unit. NBO shall have the right and the duty to transfer and disburse such Funds in accordance with its agreements, covenants and obligations ("Obligations") set forth in this Agreement (including this Exhibit A) [and the Lease].

2.  [**]

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

[**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

[**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

[**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                             SCHEDULE 1 TO EXHIBIT A
                       FORM OF DEPOSIT REPORTING AGREEMENT

                             SCHEDULE 2 TO EXHIBIT A
               ACCOUNT AND SECURITY AGREEMENT (INVESTMENT ACCOUNT)

                         ACCOUNT AND SECURITY AGREEMENT

                              (INVESTMENT ACCOUNT)


        THIS ACCOUNT AND SECURITY AGREEMENT (INVESTMENT ACCOUNT) (this "Agreement") is made and dated as of this ______ of __________________, 2000 by and between NEIGHBORHOOD BOX OFFICE, INC., a Utah corporation ("Account Holder"), and URBAN RETAIL PROPERTIES CO., a Delaware corporation ("Agent"), as agent for Urban Roseville LLC, a Delaware limited liability company ("Mall Owner").


                                 R E C I T A L S

        A. Account Holder has entered into a certain Lease for Gift Certificate Machine (the "Lease") dated as of __________________________, as well as a certain Purchase Agreement and Service Contract (the "Purchase Agreement") dated as of ______________________________________, all relating to the operation of remote gift certificate distribution machines at The Galleria at Roseville, located in Roseville, California (the "Mall").

        B. [**]

        C. [**]

        D. [**]

        E. [**]

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Account Holder and Agent hereby agree as follows:

[**]

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

        5. [**]

        6. [**]

        7. Warranty of Title. Account Holder represents, warrants and covenants that Account Holder is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Account Holder acquires rights in the Collateral, will be the owner thereof) except to the extent of the beneficial ownership interests of the Funds by the holders of gift certificates.

        8. Covenants of Account Holder. [**]

        9. Notification of Account Debtor. Account Holder shall deliver to Agent a copy of completed account application and all Investment Account agreements concurrently with Account Holder's execution of this Agreement. Account Holder shall also promptly deliver copies of all Investment Directions made by Account Holder to FSVK.

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

        10. Authorized Action by Agent. While an Event of Default is continuing, Account Holder hereby irrevocably authorizes Agent to do (but Agent shall not be obligated to do and shall incur no liability to Account Holder or any third party for failure so to do) any act which Account Holder is obligated by this Agreement to do, and to exercise such rights and powers as Account Holder might exercise with respect to the Collateral, including, without limitation, the right to: (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) insure, process and preserve the Collateral;
(d) transfer the Collateral to its own or its nominee's name; and (e) make any compromise or settlement, and take any reasonable action it deems advisable, with respect to the Collateral consistent with the terms of this Agreement, the Lease and the Purchase Agreement. Account Holder agrees to reimburse Agent upon demand for any reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, Agent may incur while acting hereunder, all of which costs and expenses are included in the Obligations secured hereby. It is further agreed and understood between the parties hereto that such care as Agent gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Agent's possession; provided, however, that Agent shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

        11. Events of Default; Remedies.

    a. An "Event of Default" shall be deemed to have occurred under this Agreement upon (i) the transfer of any Funds to any account other than the FSB Depository Account; (ii) Account Holder's failure to make any withdrawal from the Investment Account in accordance with the Obligations or this Agreement and the continuation of such default for a period of five (5) days; (iii) Account Holder's failure to perform any other Obligation and the continuation of such default for a period of thirty (30) days after written notice from Agent; provided, however, that if despite all diligence such failure cannot reasonably be cured within such thirty (30) day period, then no Event of Default shall be deemed to have occurred hereunder so long as Account Holder has commenced such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion; and, provided, however, that nothing contained in the foregoing clauses (i), (ii) or (iii) shall be construed to grant any additional notice or cure rights to Account Holder in the event that such failure would otherwise constitute an "Event of Default"; or (iv) the occurrence of an "Event of Default" under the Lease or the Purchase Agreement.

    b. Upon the occurrence of any such Event of Default, Agent may, at its option, and without notice to or demand on Account Holder and in addition to all right and remedies available to Agent under the Leases or the Purchase Agreement, do any one or more of the following without any advertisement or notice to or authorization from Account Holder (all of which advertisements, notice and/or authorizations are hereby expressly waived): (i) make a full withdrawal or one or more partial withdrawals from the Investment Account in order to take possession of the Collateral or distribute the Collateral in accordance with the Obligations, including but not limited to redemption of the gift certificates to the holders thereof; (ii) interplead the Investment Account into a court having jurisdiction over Account Holder and claimants to the Collateral, including but not limited to the holders of the gift certificates;
(iii) recover from Account Holder all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by Agent in exercising any right, power of remedy provided by this Agreement or by law; and (iv) exercise any other right or remedy available to Agent under applicable law or in equity.

        12. Further Acts. Account Holder hereby agrees, at its own expense, to execute and deliver, from time to time, any and all further, or other, instruments, and to perform such acts, as Agent may reasonably request to effect the purposes of this Agreement and to secure to Agent the benefits of all rights, authorities and remedies conferred upon Agent by the terms of this Agreement. In the event that at any time hereafter, due to any change in circumstances, including (without limitation) any change in any applicable law, or any decision hereafter made by a court construing any applicable law, it is, in the opinion of counsel for Agent, necessary or desirable to file or record this Agreement or any financing statement or other instrument or document with respect to this Agreement or the pledge made hereunder, Account Holder agrees to pay all fees, costs and expenses of such recording or filing and to execute and deliver such instruments as may be necessary or appropriate to make such filing or recording effective.

        13. Cumulative Rights. The rights, powers and remedies of Agent under this Agreement shall be in addition to all rights, powers and remedies given to Agent by virtue of any statute or rule of law, the Lease or the Purchase Agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Agent's security interest in the Collateral.

        14. Waiver. Any forbearance or failure or delay by Agent in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of Agent shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Agent. Account Holder waives any right to require Agent to proceed against any person or to exhaust the Collateral or to pursue any remedy in Agent's power.

        15. Binding Upon Successors. All rights of Agent under this Agreement shall inure to the benefit of its successors and assigns. Except in connection with any "Transfer" permitted under the Lease, Account Holder shall not directly or indirectly assign or otherwise transfer the Collateral or any of its rights, obligations or duties under this Agreement without the prior written consent of Agent, which consent may be given or withheld in its sole and absolute discretion. All obligations and duties of Account Holder under this Agreement shall bind its heirs, executors, administrators, and permitted successors, assigns and transferees.

        16. Notices. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, or sent by United States certified or registered mail, return-receipt requested, postage prepaid, or by Federal Express or other nationally recognized overnight courier addressed to the parties at the respective addresses set forth below, or such other address as any of the parties may from time to time designate by written notice given as herein required. Notices, demands and requests given in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder upon actual delivery or the date of delivery as shown on the return receipt:

                    If to Agent:           URBAN RETAIL PROPERTIES CO.
                                           900 North Michigan Avenue, 13th Floor
                                           Chicago, Illinois  60611-1957
                                           Attn:  Director of Marketing

                    With copy to:          PIRCHER, NICHOLS & MEEKS
                                           900 North Michigan Avenue
                                           Chicago, Illinois 60611-1575
                                           Attention:  Real Estate Notices--EJML

                    If to Account Holder:  NEIGHBORHOOD BOX OFFICE, INC.
                                           Suite 600
                                           136 South Main Street
                                           Salt Lake City, Utah  84101
                                           Attention: Keith A. Guevara

        17. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the state in which the Investment Account is located, without regard to conflicts of law principles.

        18. Term; Notice. This Agreement shall remain in full force and effect until the termination or expiration of the Lease or Purchase Agreement. Promptly after execution of this Agreement and request by Agent, Account Holder agrees to give to Agent a copy of this Agreement together with such additional instructions or information as Agent may request to honor the terms hereof.

        19. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute a single document.

    IN WITNESS WHEREOF, Account Holder and Agent have caused this Agreement to be executed the day and year first written above.

                                       ACCOUNT HOLDER:

                                       NEIGHBORHOOD BOX OFFICE, INC.,
                                       a Utah corporation


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       AGENT:

                                       URBAN RETAIL PROPERTIES CO.,
                                       a Delaware corporation,
                                       as agent for Mall Owner



                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                    EXHIBIT A

                          FORM OF INVESTMENT DIRECTION

{DATE}


Charles L. Hedrick
First Security Van Kasper, Inc.
41 East 100 South
Salt Lake City, Utah 84111


Reference: Purchase of security (Account number _____________ )

Dear Mr. Hedrick:

        Please purchase the following security for our investment account noted above:

[**]

        If you have any questions please call me at 328-8476 Extension 101.

Sincerely,



Kent Jasperson, CPA/CFO
Neighborhood Box Office, Inc.



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.